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                               STRATEGIC ALLIANCE

This Strategic Alliance is made and effective this March 23, 2000, by and between UTEK CORPORATION, offices located at 202 South Wheeler Street, Plant City, Florida 33566 and FLORIDA INSTITUTE OF TECHNOLOGY offices located at 150 West University Blvd., Melbourne, FL 32901 Now, therefore, both parties agree as follows:

1 FLORIDA INSTITUTE OF TECHNOLOGY seeks to develop an off-balance sheet vehicle to bring its intellectual property and technology to the marketplace. The goal of which is to generate on-going royalties to enhance its research capabilities and reward faculty whose patents are licensed, in addition to developing sponsored research activities.

2. UTEK CORPORATION (UTEK) has the mission to build a bridge between university-based technology and public companies that can rapidly bring new products to the marketplace.

3. UTEK would review FLORIDA INSTITUTE OF TECHNOLOGY specified existing technologies and new disclosures to gauge their potential for successful commercialization. If a specific technology seemed promising to UTEK (and FLORIDA INSTITUTE OF TECHNOLOGY agreed), FLORIDA INSTITUTE OF TECHNOLOGY would apply for a patent (if it does not already have one), with FLORIDA INSTITUTE OF TECHNOLOGY as the assignee. UTEK would receive a 12-month exclusive, royalty-fee license option for the technology for some or all fields of use. UTEK would then use its best efforts to find a corporate licensee or otherwise commercialize the technology at terms acceptable to FLORIDA INSTITUTE OF TECHNOLOGY. If UTEK finds a FLORIDA INSTITUTE OF TECHNOLOGY acceptable licensee, royalties for the technology would be paid directly by the licensee to FLORIDA INSTITUTE OF TECHNOLOGY. If UTEK is unable to find a FLORIDA INSTITUTE OF TECHNOLOGY acceptable licensee or corporate partner for the technology by the end of this 12- month period, then all option rights to the technology would revert back to FLORIDA INSTITUTE OF TECHNOLOGY, unless both parties agreed to extend. The defined Exclusive Option Agreement is contained in Exhibit A. When FLORIDA INSTITUTE OF TECHNOLOGY desires to have UTEK merchandise a specific technology and UTEK agrees, both parties will execute a copy of the Exclusive Option Agreement with the appropriate technology, field-of-use end term descriptions.

4. The term of this strategic alliance is for a period of five years, commencing on the date above.

5. Either party may terminate this Agreement at any time with sixty days written notice.

6. During the term of this Agreement, both parties shaII not disclose to anyone any confidential information. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential Information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, marketing plans, patent applications. disclosures and new concepts.

Confidential information shall not include any information that:
A. Is disclosed without restriction.
B. Becomes publicly available through no act of the recipient.
C. Is rightfully received by either party from a third party.
0. Is disseminated in publications.
If UTEK customers need to review FLORIDA INSTITUTE OF TECHNOLOGY confidential information to determine their interest in licensing a specific property, UTEK will have the customer execute an FLORIDA INSTITUTE OF TECHNOLOGY approved confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to FLORIDA INSTITUTE OF TECHNOLOGY.

7. This Agreement shall be governed by and be construed in accordance with the laws of the state of Florida.

8. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

9. Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

UTEK CORPORATION                              FLORIDA INSTITUTE OF TECHNOLOGY
202 South Wheeler Street,                     150 West University Blvd.,
Plant City, Florida 33586                     Melbourne, FL  32901

10. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as If such invalid or unenforceable tenn had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties a of the date first above written

UTEK CORPORATION                                FLORIDA INSTITUTE OF TECHNOLOGY